  Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of HF Enterprises, Inc. (the “Company”) on Form S-1 to be filed on October 15, 2020, of our report dated July 30, 2020, (except for the changes in presentation and disclosure of the subsequent discontinued operations of Impact BioMedical Inc., as noted in Note 14, as to which the date is September 14, 2020), with respect to our audit of the financial statements of HF Enterprises, Inc. as of December 31, 2019 and 2018, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
October 15, 2020